Exhibit 99.1

Cerecor Announces $1.0 Million Research & Development Grant from the National Institute on Alcohol Abuse and Alcoholism at the National Institutes of Health

Grant to Fund CERC-501 Development for Alcohol Use Disorder

Baltimore, MD – July 20, 2016 – Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has been awarded a grant (award number U44AA025253) from the National Institute on Alcohol Abuse and Alcoholism (NIAAA) at the National Institutes of Health (NIH).  The grant of $1.0 million provides Cerecor with additional resources to progress the development of CERC-501 for the treatment of alcohol use disorder (AUD).  Upon successful completion of the development activities covered under this grant, Cerecor will have the opportunity to apply for continued funding.

CERC-501 is a potent and selective kappa opioid receptor (KOR) antagonist. KORs are believed to play key roles in modulating stress, mood and addictive behaviors. Both KORs and dynorphin, which together comprise the kappa opioid system, are upregulated by stress and chronic exposure to drugs of abuse, and are thought to mediate the negative emotional states seen in substance withdrawal and contribute to stress‑induced reinstatement of substance seeking behavior.

According to the NIAAA more than 16 million Americans have an AUD, almost 90,000 people die annually due to alcohol related causes, and the economic burden of AUD is approaching $250 million per year. “Current medical and psychosocial treatments are clearly inadequate to address this significant health issue,” said Dr. Ronald N. Marcus, Chief Medical Officer and Head of Regulatory Affairs at Cerecor. “We believe CERC-501 offers a unique approach to address the unmet needs in patients suffering from AUD.”

“We are most appreciative to yet another NIH organization for augmenting our own efforts in the development of CERC-501 for substance use disorders,” said Dr. Uli Hacksell, Cerecor’s Chief Executive Officer, President and Chairman.  “This grant from the NIAAA will enable us to pursue development in AUD, whilst the previously-communicated National Institute on Drug Abuse grant is co-funding Clin501-201, an on-going Phase 2 study of CERC-501 in smoking cessation. We believe both NIH grants validate the potential importance and scientific strength of the CERC-501 program.”

About CERC-501

CERC-501 is a potent and selective oral KOR antagonist being developed to treat substance use disorders and for adjunctive treatment of major depressive disorder (MDD). KORs have been shown to play an important role in stress, mood and addiction in animal models. CERC-501 has been observed to have positive preclinical activity in models of depression, nicotine withdrawal and alcohol dependence, and it has been generally well tolerated in three human clinical trials. An ongoing Phase 2 smoking cessation trial with CERC-501 is expected to provide top-line data in the fourth quarter of 2016.

About Cerecor

Cerecor is a biopharmaceutical company that is developing innovative drugs that make a difference in the lives of patients with neurological and psychiatric diseases. Cerecor is currently pursuing the development of two clinical Phase 2-stage product candidates:  CERC-501 and CERC-301, an oral, NR2B-specific, NMDA receptor antagonist. Cerecor is currently conducting a Phase 2 study of CERC-301 as an adjunctive treatment of MDD and expects to announce results from that study in the first half of 2017.  In addition, Cerecor is conducting preclinical testing of CERC-406, a brain penetrant COMT inhibitor with potential procognitive activity. For more information about the company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements include statements regarding potential benefits and uses of Cerecor’s product candidates, statements about the timing of expected trial results and other statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions, including other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MacDougall Biomedical Communications
Doug MacDougall or Joe Rayne, 781-235-3060
ir@cerecor.com